FORM 3

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

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1.          NAME AND ADDRESS OF REPORTING PERSON:

      Falgoust                Serena                  Jane
      (Last)                  (First)                 (Middle)

      1620 North 1250 West
      (Address)

      Provo                   UT                      84604
      (City)                  (State)                 (Zip)

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2.          DATE OF EVENT REQUIRING STATEMENT (Month/Day/Year)

               January 2, 1998

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3.          IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)



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4.          ISSUER NAME AND TICKER OR TRADING SYMBOL

               Interwest Home Medical, Inc. - IWHM

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5.          RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER - Check all applicable

            ______ Director                _____ 10% Owner
            __X___ Officer (give title     _____ Other (specify below)
                           below)

                                   Secretary
                                   ---------

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6.          IF AMENDMENT, DATE OF ORIGINAL (Month/Day/Year)

                                   N/A

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             TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security    2. Amount of Securities    3. Ownership Form:    4.  Nature of Indirect Beneficial
    (Instr. 4)              Beneficially Owned         Direct (D) or          Ownership (Instr. 5)
                            (Instr. 4)                 Indirect (I)
                                                       (Instr. 5)
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Interwest Home Medical, Inc.-      25,000                   D
Common Stock

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            TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (e.g. puts, calls, warrants, options, convertible securities)
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1. Title of Derivative    2. Date Exercisable    3.  Title and Amount of      4. Conversion or    5. Ownership     6.  Nature of
   Security (Instr. 4)       and Expiration          Securitiea Underlying       Exercise Price      Form of           Indirect
                             Date                    Derivative Security         of Derivative       Derivative        Beneficial
                           (Month/Day/Year)          (Instr. 4)                  Security            Security;         Ownership
                          _____________________   _________________________                          Direct (D)        (Instr. 5)
                          Date        Expiration     Title       Amount or                           or Indirect
                          Exercisable Date                       Number of                           (I)(Instr. 5)
                                                                 Shares
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Explanation of Responses:



     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Date: December 14, 2000        /s/ Serena J. Falgoust
                              **Signature of Reporting Person